Exhibit 99.1

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT (“Objective LTIP”)

Purpose:  To incentivize and retain Executives eligible for this LTIP to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date:  The effective date of this LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 30, 2010.

Eligibility:  The Executives of USPH eligible for this LTIP are the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CEO”) and the Chief Operating Officer (“COO”).

Vesting and Other Provisions:

Under this LTIP Executives have an opportunity to receive RESTRICTED STOCK AWARDS (RSAs) under the U. S. Physical Therapy, Inc. 1999 Employee Stock Option Plan (as amended and restated May 20, 2008) (the “1999 Plan”), to be granted by the Compensation Committee (as the term “Committee” is defined in Section 3.1 of the 1999 Plan) in the first quarter of 2011.  Before any RSAs are granted, the Compensation Committee shall certify in writing that the performance goals have been obtained in accordance with Code Section 162(m), and any RSAs to be granted hereunder shall be made no later than March 15, 2011.  The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive a RSA.  All RSAs shall be granted in writing and subject to the terms of the 1999 Plan and the terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.  RSAs that are granted under this LTIP will vest evenly over 16 quarters, beginning March 31, 2011 and ending December 31, 2014.  To vest, Executive must be a full-time employee/officer of USPH at vesting date.  In the event of a Change in Control (as defined in Executive’s employment agreement) occurring after the grant date while the Executive is a full-time employee/officer of USPH, any unvested RSAs will be fully vested at or contemporaneous and in conjunction with such Change in Control.

Administration:  The Compensation Committee has established this LTIP under Section 6.11 of the 1999 Plan and the RSAs, if any, granted hereunder are intended to meet the performance-based exception under Code Section 162(m).  The Compensation Committee has authority to administer the LTIP, grant awards and decide all questions of interpretation; provided, however, that the Compensation Committee shall have no discretion to increase the maximum award amounts that are payable as provided below and/or otherwise increase or modify an award which would disqualify the award for the performance-based exception under Code Section 162(m).  There will be no acceleration of the grant of an award hereunder due to the Executive’s termination for cause or without good reason or Executive’s voluntary retirement that would violate Code Section 162(m) as provided under Revenue Ruling 2008-13.  The Compensation Committee’s determinations and interpretations under the LTIP shall be final and binding on all persons.

Objective Goals and Amounts that may be awarded:

The following maximum amounts of RSAs may be granted under this LTIP based upon the achievement of the performance goals relating to earnings per share for 2010 as follows:  CEO = 15,000 shares; CFO = 10,000 shares; COO = 10,000 shares.
Performance Goals	Objective
2010	Amount of Maximum Shares
EPS (1)	That may be Awarded

$1.14	40%
$1.15	46%
$1.16	52%
$1.17	58%
$1.18	64%
$1.19	70%
$1.20	76%
$1.21	82%
$1.22	88%
$1.23	94%
$1.24	100%